Exhibit 99.1

Investor Relations    Media Relations
Greg Ketron    Sue Bishop
(203) 585-6291    (203) 585-2802
For Immediate Release: July 27, 2018

Synchrony Financial Reports Second Quarter Net Earnings of $696 Million or $0.92 Per Diluted Share
STAMFORD, Conn. – Synchrony Financial (NYSE: SYF) today announced second quarter 2018 net earnings of $696 million, or $0.92 per diluted share. Highlights included:

•	Net interest income increased 3% from the second quarter of 2017 to $3.7 billion

•	Loan receivables grew $3 billion, or 5%, from the second quarter of 2017 to $79 billion

•	Purchase volume increased 2% from the second quarter of 2017 to $34 billion

•	Deposits grew $6 billion, or 12%, from the second quarter of 2017 to $59 billion

•	Closed the PayPal transaction on July 2, 2018, acquiring $7.6 billion in receivables and making Synchrony the exclusive issuer of PayPal Credit in the U.S.

•	Walmart program agreement will not be renewed and will expire July 31, 2019; expect strategic options will fully replace diluted earnings per share impact of program non-renewal (1)

•	Added new partnerships: Furniture Row and The Good Feet Store

•	Renewed relationships: Ashley HomeStore, Havertys, Sleep Number, LCA Vision, and Robbins Brothers

•	Launched a new Dual Card with Belk

•	Acquired Loop Commerce, a technology leader in digital and in-store gifting services

•	Announced new capital plan increasing quarterly common stock dividend to $0.21 per share and share repurchases of up to $2.2 billion of Synchrony Financial common stock

(1)	Please refer to page 12 of the 2Q’18 Financial Results presentation included in Form 8-K filed July 27, 2018

“We have continued to deliver solid results, driving organic growth while launching new programs and renewing key relationships. We are pleased to have closed the PayPal transaction, which is now a top 5 program. Our relationship with PayPal is exactly what we look for in a program – strong engagement, significant growth opportunities, and good economic alignment with the partner.  Extending this relationship will enable us to leverage new opportunities to meaningfully expand this program and drive growth. And while the Walmart program will not be renewed as we were unable to reach terms that made economic sense for our company and our shareholders, we have strategic options that we expect will fully replace the EPS impact,” said Margaret Keane, President and Chief Executive Officer of Synchrony Financial. “We remain focused on the risk-adjusted returns of our programs and returning capital to shareholders, as evidenced by our actions this quarter, which included significantly increasing the quarterly common stock dividend and share repurchase program.”

Business and Financial Highlights for the Second Quarter of 2018
All comparisons below are for the second quarter of 2018 compared to the second quarter of 2017, unless otherwise noted.
Earnings

•	Net interest income increased $100 million, or 3%, to $3.7 billion, primarily driven by loan receivables growth. Net interest income after retailer share arrangements increased 4%.

•	Provision for loan losses decreased $46 million, or 3%, to $1.3 billion, primarily driven by lower reserve build.

•	Other income was up $6 million to $63 million.

•	Other expense increased $64 million, or 7%, to $975 million, primarily driven by growth and strategic investments.

•	Provision for income taxes was down 33%, primarily due to tax reform.

•	Net earnings totaled $696 million compared to $496 million in the second quarter of 2017.
Balance Sheet

•	Period-end loan receivables growth was 5%, primarily driven by purchase volume growth of 2% and average active account growth of 1%.

•	Deposits grew to $59 billion, up $6 billion, or 12%, and comprised 73% of funding compared to 72% last year.

•	The Company’s balance sheet remained strong with total liquidity (liquid assets and undrawn credit facilities) of $28 billion, or 28% of total assets, including pre-funding for PayPal acquisition.

•	The estimated fully phased-in Common Equity Tier 1 ratio under Basel III was 16.6%.
Key Financial Metrics

•	Return on assets was 2.9% and return on equity was 19.4%.

•	Net interest margin was 15.33%.

•	Efficiency ratio was 31.0%.
Credit Quality

•	Loans 30+ days past due as a percentage of total period-end loan receivables were 4.17% compared to 4.25% last year.

•	Net charge-offs as a percentage of total average loan receivables were 5.97% compared to 5.42% last year.

•	The allowance for loan losses as a percentage of total period-end loan receivables was 7.43% compared to 6.63% last year.

Sales Platforms

•
Retail Card period-end loan receivables grew 3%, solid growth was partially offset by the impact of underwriting refinements. Interest and fees on loans increased 3%, primarily driven by the loan receivables growth. Purchase volume growth was 1% and average active accounts were flat.

•
Payment Solutions period-end loan receivables grew 8%, led by home furnishing and automotive. Interest and fees on loans increased 6%, primarily driven by the loan receivables growth. Purchase volume growth was 9% and average active account growth was 4%.

•
CareCredit period-end loan receivables grew 8%, led by dental and veterinary. Interest and fees on loans increased 6%, primarily driven by the loan receivables growth. Purchase volume grew 8% and average active account growth was 5%.

Corresponding Financial Tables and Information
No representation is made that the information in this news release is complete. Investors are encouraged to review the foregoing summary and discussion of Synchrony Financial's earnings and financial condition in conjunction with the detailed financial tables and information that follow and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed February 22, 2018, and the Company’s forthcoming Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. The detailed financial tables and other information are also available on the Investor Relations page of the Company’s website at www.investors.synchronyfinancial.com. This information is also furnished in a Current Report on Form 8-K filed with the SEC today.
Conference Call and Webcast Information
On Friday, July 27, 2018, at 8:30 a.m. Eastern Time, Margaret Keane, President and Chief Executive Officer, and Brian Doubles, Executive Vice President and Chief Financial Officer, will host a conference call to review the financial results and outlook for certain business drivers. The conference call can be accessed via an audio webcast through the Investor Relations page on the Synchrony Financial corporate website, www.investors.synchronyfinancial.com, under Events and Presentations. A replay will be available on the website or by dialing (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international), passcode 22018#, and can be accessed beginning approximately two hours after the event through August 10, 2018.
About Synchrony Financial
Synchrony Financial (NYSE: SYF) is a premier consumer financial services company delivering customized financing programs across key industries including retail, health, auto, travel and home, along with award-winning consumer banking products. With more than $130 billion in sales financed and 74.5 million active accounts, Synchrony Financial brings deep industry expertise, actionable data insights, innovative solutions and differentiated digital experiences to improve the success of every business we serve and the quality of each life we touch. More information can be found at www.synchronyfinancial.com and through Twitter: @Synchrony.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains certain forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “outlook,” “estimates,” “will,” “should,” “may” or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include global political, economic, business, competitive, market, regulatory and other factors and risks, such as: the impact of macroeconomic conditions and whether industry trends we have identified develop as anticipated; retaining existing partners and attracting new partners, concentration of our revenue in a small number of Retail Card partners, promotion and support of our products by our partners, and financial performance of our partners; cyber-attacks or other security breaches; higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and any reduction in our credit ratings; our ability to grow our deposits in the future; our ability to securitize our loan receivables, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loan receivables, and lower payment rates on our securitized loan receivables; changes in market interest rates and the impact of any margin compression; effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk, the sufficiency of our allowance for loan losses and the accuracy of the assumptions or estimates used in preparing our financial statements; our ability to offset increases in our costs in retailer share arrangements; competition in the consumer finance industry; our concentration in the U.S. consumer credit market; our ability to successfully develop and commercialize new or enhanced products and services; our ability to realize the value of acquisitions and strategic investments; our ability to realize the benefits of and expected capital available from strategic options; reductions in interchange fees; fraudulent activity; failure of third parties to provide various services that are important to our operations; disruptions in the operations of our computer systems and data centers; international risks and compliance and regulatory risks and costs associated with international operations; alleged infringement of intellectual property rights of others and our ability to protect our intellectual property; litigation and regulatory actions; damage to our reputation; our ability to attract, retain and motivate key officers and employees; tax legislation initiatives or challenges to our tax positions and/or interpretations, and state sales tax rules and regulations; a material indemnification obligation to GE under the tax sharing and separation agreement with GE if we cause the split-off from GE or certain preliminary transactions to fail to qualify for tax-free treatment or in the case of certain significant transfers of our stock following the split-off; regulation, supervision, examination and enforcement of our business by governmental authorities, the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the impact of the Consumer Financial Protection Bureau’s regulation of our business; impact of capital adequacy rules and liquidity requirements; restrictions that limit our ability to pay dividends and repurchase our common stock, and restrictions that limit Synchrony Bank’s ability to pay dividends to us; regulations relating to privacy, information security and data protection; use of third-party vendors and ongoing third-party business relationships; and failure to comply with anti-money laundering and anti-terrorism financing laws.

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this news release and in our public filings, including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed on February 22, 2018. You should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Non-GAAP Measures
The information provided herein includes measures we refer to as “tangible common equity” and certain financial measures that have been adjusted to exclude the effects from the Tax Act, which are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, please see the detailed financial tables and information that follow. For a statement regarding the usefulness of these measures to investors, please see the Company’s Current Report on Form 8-K filed with the SEC today.